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Euronet Worldwide, Inc.

Stephanie Taylor

+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2026 Financial Results

Highlights reflecting key achievements supporting the Company’s strategy and digital goals:

•          Revenue from the digital accelerators introduced at the Company’s Investor Day(1) increased 31% year over year and represented 26% of second quarter revenues, demonstrating the strong momentum of these strategic initiatives.

•          Signed CoreCard agreement with Unibanca, a leading bank processor in Peru.

•          Entered a direct-to-publisher distribution agreement with Capcom, a Tier-1 game publisher in Japan.

•          Signed six new Dandelion digital partners, including Mastercard Move.

•          Repurchased $50 million of common stock, representing approximately 705,000 shares, during the quarter, reflecting our disciplined approach to capital allocation.

•          Adjusted earnings per share increased 10% year-over-year to $2.82, highlighting the Company’s ability to deliver profitable growth while continuing to invest in long-term strategic initiatives.

(1)    See the investor day presentation at http://ir.euronetworldwide.com.

LEAWOOD, KANSAS, USA July 30, 2026 - Euronet (“Euronet” or the “Company”) (Nasdaq: EEFT), a global leader in payments processing and cross-border transactions, announced today second quarter 2026 financial results.

Euronet reports the following consolidated results for the second quarter 2026 compared with the same period of 2025:

•	Revenues of $1,108.4 million, a 3% increase from $1,074.3 million (2% increase on a constant currency[1] basis).

•	Operating income of $137.1 million, a 14% decrease from $158.6 million (14% decrease on a constant currency basis).

•	Adjusted EBITDA[2] of $192.8 million, a 6% decrease from $206.2 million (7% decrease on a constant currency basis).

•	Net income attributable to Euronet of $77.4 million, or $1.71 diluted earnings per share, compared with $97.6 million, or $2.27 diluted earnings per share.

•	Adjusted earnings per share[3] of $2.82 increased 10% from $2.56 in the prior year.

See the reconciliation of non-GAAP items in the attached financial schedules.

“Our second quarter results demonstrate the resilience of Euronet's diversified global payments platform and our ability to consistently deliver profitable growth while investing for the future," said Michael J. Brown, Euronet's Chairman and Chief Executive Officer. "We generated 10% growth in adjusted earnings per share, reflecting the steady contribution from our Payments Infrastructure and epay businesses, despite a challenging macro backdrop.

One of the most encouraging developments this quarter was the continued momentum of the digital accelerators we introduced at our Investor Day in May. Collectively, revenue from these initiatives increased 31% year-over-year and represented approximately 26% of our total revenue during the quarter, demonstrating that our investments in initiatives such as CoreCard, merchant acquiring, payment processing and digital money transfers are becoming meaningful growth drivers while further diversifying our business.

Payments Infrastructure delivered another solid quarter, driven by continued growth in merchant acquiring and payment processing despite seeing some softness in European travel. epay generated another quarter of profitable growth while continuing to expand higher-value digital content and payment products. Cross-Border Payments growth faced pressure from U.S. immigration policy and favorable prior-year dynamics that did not repeat. However, our digital money transfer business and Dandelion platform continued to perform well, reinforcing our confidence in the business’s long-term growth opportunity. Looking ahead, we remain confident in our ability to deliver our full-year adjusted earnings per share growth outlook of 10% to 15%.”

Segment and Other Results

As unveiled at its Investor Day, the Company has changed the name of its EFT Processing Segment to Payments Infrastructure and the name of its Money Transfer Segment to Cross-Border Payments.  The Company thinks these name changes more accurately reflect the products and services provided by these segments.

The Payments Infrastructure Segment (formerly EFT Processing Segment) reports the following results for second quarter 2026 compared with the same period or date in 2025:

•	Revenues of $377.1 million, an 11% increase from $338.5 million (10% increase on a constant currency basis).
•	Operating income of $86.1 million, a 2% increase from $84.6 million (2% increase on a constant currency basis).
•	Adjusted EBITDA of $117.9 million, a 7% increase from $110.6 million (6% increase on a constant currency basis).
•	Total of 57,814 installed ATMs as of June 30, 2026, a 1% increase from 57,326. Total of 57,071 active ATMs as of June 30, 2026, a 1% increase from 56,760 as of June 30, 2025.

The Payments Infrastructure (PI) Segment delivered constant currency revenue growth of 10% in the second quarter of 2026. Revenue growth was driven by continued growth in acquiring, Ren infrastructure sales and contributions from the CoreCard acquisition completed in the fourth quarter of 2025, tempered somewhat by softer European travel spend. Constant currency Adjusted EBITDA increased 6%, reflecting the incremental earnings contribution from the revenue drivers, supported by a consistent to improving operating expense profile. Constant currency operating income grew 2%, largely due to an increase of approximately $4.7 million in non-cash purchase price amortization related to the CoreCard acquisition; absent this increase, constant currency operating income for the segment would have grown by 7%.

Network expansion was modest, with installed ATMs increasing 1% to 57,814 and active ATMs up 1% to 57,071.

The epay Segment reports the following results for the second quarter 2026 compared with the same period or date in 2025:

•	Revenues of $294.0 million, a 5% increase from $280.1 million (4% increase on a constant currency basis).

•	Operating income of $32.8 million, a 5% increase from $31.1 million (5% increase on a constant currency basis).

•	Adjusted EBITDA of $34.4 million, a 5% increase from $32.8 million (5% increase on a constant currency basis).

•	Transactions of 986 million, an 11% decrease from 1,107 million.

•	POS terminals of approximately 739,000 as of June 30, 2026, a 2% increase from 721,000.

•	Retailer locations of approximately 355,000 as of June 30, 2026, essentially unchanged from 354,000.

The epay segment delivered another quarter of profitable growth, with constant currency revenue increasing 4%, operating income increasing 5% and adjusted EBITDA increasing 5%. The segment continued to deliver consistent underlying performance supported by higher-value digital content, prepaid and payment products, while continuing to expand its payment acceptance footprint with an increase in POS terminals and digital distribution. Transaction volumes declined primarily due to high volume low value transactions in India.

The Cross-Border Payments Segment (formerly known as Money Transfer Segment) reports the following results for the second quarter 2026 compared with the same period or date in 2025:

•	Revenues of $439.6 million, a 4% decrease from $457.9 million (5% decrease on a constant currency basis).

•	Operating income of $43.3 million, a 34% decrease from $65.6 million (35% decrease on a constant currency basis).

•	Adjusted EBITDA of $49.7 million, a 31% decrease from $71.6 million (32% decrease on a constant currency basis).

•	Total transactions of 45.7 million, an 1% decrease from 46.1 million.
•	Total digital transactions of 7.9 million, a 33% increase from 5.9 million.

•	Network locations of approximately 651,000 as of June 30, 2026, a 3% increase from approximately 631,000.

The Cross-Border Payments (CBP) segment reported a 5% decline in constant currency revenue, while operating income and Adjusted EBITDA declined 35% and 32%, respectively. Results were impacted by several factors, most notably a contraction in the overall U.S. outbound remittance market compared to the prior year. The market decline was driven by the changes in U.S. immigration policies that further pressured outbound remittance volumes. The second quarter results were also compared to a favorable second quarter 2025 where the Company benefitted from a non-recurring fee rebate in Pakistan and certain favorable foreign exchange related revenue opportunities that carried high margins and did not repeat this year. These headwinds were partially offset by continued strength in our digital business, with digital transactions increasing 33%, continued momentum in our Dandelion cross-border payments platform, and a 3% expansion of our global network.

Corporate and Other reports $25.1 million of expense for the second quarter 2026 compared with $22.7 million for the second quarter 2025. The increase in corporate expenses was primarily driven by a $1.9 million increase in long-term share-based compensation, which equally impacted consolidated operating income.

Balance Sheet and Financial Position

Total cash, including ATM cash, unrestricted cash and cash equivalents and restricted cash, was $2,220.7 million as of June 30, 2026, compared to $1,713.8 million at December 31, 2025. Total indebtedness was $2,654.0 million, up from $2,021.8 million at year-end. During the quarter, the Company repaid approximately $700 million in senior notes at maturity using borrowings under its revolving credit facilities. Availability under the Company's revolving credit facilities was approximately $1.0 billion. Net debt increased by $125.3 million during the quarter, primarily driven by higher ATM cash balances in preparation for the peak ATM season, $50 million of share repurchases, and partially offset by cash generated from operations, changes in working capital balances.

Outlook

The Company reiterates its 2026 adjusted EPS growth of 10% to 15% year-over-year, consistent with its 10- and 20-year compounded annualized growth rates. This outlook does not include any changes that may develop in foreign exchange rates, interest rates or other unforeseen factors.

Non-GAAP Measures

In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted EBITDA, and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, operating income, net income and earnings per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for foreign currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest expense, income tax expense, depreciation, amortization, share-based compensation and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted earnings per share is defined as diluted U.S. GAAP earnings per share excluding (1), to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) share-based compensation, c) acquired intangible asset amortization, d) non-cash income tax expense, e) non-cash investment loss/gain, and (f) dilutive shares related to the Company's convertible notes. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on July 30, 2026, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments on the Company's operations, forward-looking information, and other material information about business and financial matters.  To listen to the call via telephone please register at Euronet Worldwide Second Quarter 2026 Earnings Call. The conference call and accompanying slide show presentation will be accessible via webcast by following the link posted on http://ir.euronetworldwide.com.  Participants should register at least five minutes prior to the scheduled start time of the event.  A slideshow will be included in the webcast.

Investors may also access the Company's Investor Day presentation, which provides additional information regarding Euronet's long-term strategy, growth accelerators, and financial objectives, through the Investor Relations section of the Company's website at http://ir.euronetworldwide.com.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronet worldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.

Euronet (Nasdaq: EEFT) is a global leader in payment processing and cross‑border transactions, operating for more than 30 years and now serving clients in 200+ countries and territories. We support financial institutions, merchants and global brands with technology-driven solutions, while enabling businesses and consumers to send, receive and spend money seamlessly worldwide. By operating one of the world’s largest independent electronic payment networks spanning merchant acquiring, transaction processing and point‑of‑sale infrastructure, Euronet enables real‑time, digital and cross‑border movement of money at global scale. In 2025, Euronet processed more than 20 billion transactions across its network. Headquartered in Leawood, Kansas USA, Euronet operates from 74 offices worldwide. For more information, visit www.euronet.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from pandemics or other disease outbreaks; inflation; military conflicts in the Ukraine and the Middle East, and the related economic sanctions; our ability to successfully integrate any acquired operations; economic conditions in specific countries and regions; technological developments, including artificial intelligence affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and privacy; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions and digital assets; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing (including fluctuations in interest rates), availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2026	December 31,
	(unaudited)	2025
ASSETS
Current assets:
Cash and cash equivalents	$1,196.7	$1,040.3
ATM cash	987.2	650.3
Restricted cash	36.8	23.2
Settlement assets	1,425.3	1,910.4
Trade accounts receivable, net	363.9	334.5
Prepaid expenses and other current assets	321.7	311.5
Total current assets	4,331.6	4,270.2

Property and equipment, net	371.8	375.3
Right of use lease asset, net	149.9	153.9
Goodwill and acquired intangible assets, net	1,266.7	1,303.5
Other assets, net	373.1	385.8
Total assets	$6,493.1	$6,488.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$1,425.3	$1,910.4
Accounts payable and other current liabilities	852.1	905.2
Current portion of operating lease obligations	55.8	54.9
Short-term debt obligations	827.0	984.2
Total current liabilities	3,160.2	3,854.7

Debt obligations, net of current portion	1,826.8	1,037.0
Operating lease obligations, net of current portion	97.1	100.6
Capital lease obligations, net of current portion	0.2	0.6
Deferred income taxes	75.9	78.3
Other long-term liabilities	87.6	95.0
Total liabilities	5,247.8	5,166.2
Total equity	1,245.3	1,322.5
Total liabilities and equity	$6,493.1	$6,488.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2026	2025
Revenues	$1,108.4	$1,074.3

Operating expenses:
Direct operating costs, exclusive of depreciation	639.6	620.6
Salaries and benefits	193.3	173.5
Selling, general and administrative	98.4	87.8
Depreciation and amortization	40.0	33.8
Total operating expenses	971.3	915.7
Operating income	137.1	158.6

Other income (expense):
Interest income	4.8	6.2
Interest expense	(20.6)	(28.2)
Foreign currency exchange loss, net	(0.2)	(5.7)
Other income	3.2	0.4
Total other expense, net	(12.8)	(27.3)
Income before income taxes	124.3	131.3

Income tax expense	(46.7)	(33.6)

Net income	77.6	97.7
Net income attributable to noncontrolling interests	(0.2)	(0.1)
Net income attributable to Euronet Worldwide, Inc.	$77.4	$97.6
Add: Interest expense from assumed conversion of convertible notes, net of tax	1.7	0.1
Net income for diluted earnings per share calculation	$79.1	$97.7
Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$1.71	$2.27

Diluted weighted average shares outstanding	46,177,113	42,954,631

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Operating Income (Expense) and Adjusted EBITDA
(unaudited - in millions)

.

	Three months ended June 30, 2026
	Payments Infrastructure	epay	Cross-Border Payments	Corporate Services	Consolidated
Net income					$77.6

Add: Income tax expense					46.7
Add: Total other expense, net					12.8

Operating income (expense)	$86.1	$32.8	$43.3	$(25.1)	$137.1
Add: Depreciation and amortization	31.8	1.6	6.4	0.2	40.0
Add: Share-based compensation	—	—	—	15.7	15.7
Earnings before interest, taxes, depreciation, amortization, share-based compensation (Adjusted EBITDA) (1)	$117.9	$34.4	$49.7	$(9.2)	$192.8

.

	Three months ended June 30, 2025
	Payments Infrastructure	epay	Cross-Border Payments	Corporate Services	Consolidated
Net income					$97.7

Add: Income tax expense					33.6
Add: Total other expense, net					27.3

Operating income (expense)	$84.6	$31.1	$65.6	$(22.7)	$158.6
Add: Depreciation and amortization	26.0	1.7	6.0	0.1	33.8
Add: Share-based compensation	—	—	—	13.8	13.8
Earnings before interest, taxes, depreciation, amortization, share-based compensation (Adjusted EBITDA) (1)	$110.6	$32.8	$71.6	$(8.8)	$206.2

(1) Adjusted EBITDA is a non-GAAP measure that should be considered in addition to, and not a substitute for, net income computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2026	2025
Net income attributable to Euronet Worldwide, Inc.	$77.4	$97.6

Foreign currency exchange loss	0.2	5.7
Intangible asset amortization (1)	9.6	4.7
Share-based compensation (2)	15.7	13.8
Income tax effect of above adjustments (3)	7.2	(13.7)
Non-cash investment gain (4)	(3.6)	(0.4)
Non-cash GAAP tax expense (5)	3.5	3.0

Adjusted earnings (6)	$110.0	$110.7

Adjusted earnings per share - diluted (6)	$2.82	$2.56

Diluted weighted average shares outstanding (GAAP)	46,177,113	42,954,631
Effect of adjusted EPS dilution of convertible notes	(8,047,923)	(176,123)
Effect of unrecognized share-based compensation on diluted shares outstanding	931,235	406,912
Adjusted diluted weighted average shares outstanding	39,060,425	43,185,420

(1) Intangible asset amortization of $9.6 million and $4.7 million are included in depreciation and amortization expense of $40.0 million and $33.8 million for the three months ended June 30, 2026 and June 30, 2025, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $15.7 million and $13.8 million are included in salaries and benefits expense of $193.3 million and $173.5 million for the three months ended June 30, 2026 and June 30, 2025, respectively, in the consolidated statements of operations.

(3) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(4) Non-cash investment gain of $3.6 million is included in other income in the consolidated statement of operations for the three months ended June 30, 2026. Non-cash investment gain of $0.4 million is included in other income in the consolidated statement of operations for the three months ended June 30, 2025.

(5) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(6) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income and earnings per share computed in accordance with U.S. GAAP.